UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-189518

FORM S-8 REGISTRATION STATEMENT NO. 333-170973

FORM S-8 REGISTRATION STATEMENT NO. 333-145062

FORM S-8 REGISTRATION STATEMENT NO. 333-145061

FORM S-8 REGISTRATION STATEMENT NO. 333-142708

FORM S-8 REGISTRATION STATEMENT NO. 333-107171

FORM S-8 REGISTRATION STATEMENT NO. 333-75396

FORM S-8 REGISTRATION STATEMENT NO. 333-31056

UNDER THE SECURITIES ACT OF 1933

Verenium Corporation

(Exact name of registrant as specified in its charter)

Delaware	22-3297375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3550 John Hopkins Court,

San Diego, California, 92121

(858) 431-8500

(Address of principal executive offices, including zip code)

Verenium Corporation 2010 Equity Incentive Plan, as amended

Verenium Corporation 2007 Equity Incentive Plan

Celunol Corp. (formerly known as BC International Corporation) 2006 Equity Incentive Plan

Celunol Corp. (formerly known as BC International Corporation) 2004 Equity Incentive Plan

Celunol Corp. (formerly known as BC International Corporation) 1998 Stock Plan

Celunol Corp. (formerly known as BC International Corporation) Stock Option Plan for Non-Employee Directors

Verenium Corporation 1999 Employee Stock Purchase Plan

2005 Non-Employee Directors’ Equity Incentive Plan

1997 Equity Incentive Plan

1999 Employee Stock Purchase Plan

1999 Non-Employee Directors’ Stock Option Plan

1994 Employee Incentive and Non-Qualified Stock Option Plan

(Full titles of the plans)

Alexander A. Fitzpatrick, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Verenium Corporation

3550 John Hopkins Court

San Diego, CA 92121

(858) 431-8500

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.1, filed by Verenium Corporation, a Delaware corporation (the “Company”), removes from registration all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

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Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares

333-189518	June 21, 2013	Verenium Corporation 2010 Equity Incentive Plan, as amended	1,800,000
333-170973	December 3, 2010	Verenium Corporation 2010 Equity Incentive Plan	2,000,000
333-145062	August 2, 2007	Verenium Corporation 2007 Equity Incentive Plan	9,750,000
		Celunol Corp. (formerly known as BC International Corporation) 2006 Equity Incentive Plan	496,693
		Celunol Corp. (formerly known as BC International Corporation) 2004 Equity Incentive Plan	8,826
		Celunol Corp. (formerly known as BC International Corporation) 1998 Stock Plan	1,729
		Celunol Corp. (formerly known as BC International Corporation) Stock Option Plan for Non-Employee Directors	56
333-145061	August 2, 2007	Verenium Corporation 1999 Employee Stock Purchase Plan	1,500,000
333-142708	May 8, 2007	2005 Non-Employee Directors’ Equity Incentive Plan	805,789
333-107171	July 18, 2003	1997 Equity Incentive Plan	2,000,000
		1999 Employee Stock Purchase Plan	673,024
		1999 Non-Employee Directors’ Stock Option Plan	300,000
333-75396	December 18, 2001	1997 Equity Incentive Plan	3,000,000
333-31056	February 24, 2000	1994 Employee Incentive and Non-Qualified Stock Option Plan	31,493
		1997 Equity Incentive Plan	5,093,798
		1999 Non-Employee Directors’ Stock Option Plan	277,719
		1999 Employee Stock Purchase Plan	416,579

On September 19, 2013, the Company entered into an Agreement and Plan of Merger with BASF Corporation, a Delaware corporation (“BASF”), and Pastinaca Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of BASF (“Purchaser”), providing for, among other things, the merger of the Company with and into the Purchaser, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). The Merger became effective at 12:37 p.m., New York City Time, on October 31, 2013, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated any and all offerings of its Shares pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares that had been registered for issuance but which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on November 1, 2013.

VERENIUM CORPORATION

By:	/s/ Alexander A. Fitzpatrick, Esq.
Alexander A. Fitzpatrick, Esq.
Senior Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment No.1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

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